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                  Turner Growth Equity Fund to Reorganize into
                             Vanguard Growth Equity

           Turner Investment Partners Will Continue To Manage the Fund

Berwyn, PA--March, 2, 2000. . . As announced today by The Vanguard Group, the Turner Growth Equity Fund will reorganize into a Vanguard Fund pending shareholders' approval. Turner Growth Equity Fund will join the Vanguard family of funds and be known as Vanguard Growth Equity Fund. Turner Investment Partners will continue as investment adviser for the Fund.

Robert Turner, Chairman and Chief Investment Officer of Turner Investment Partners, stated, "At Turner, we are focused on investment management and committed to providing the best performance possible for our clients and fund shareholders. We believe that focusing our resources on the "investment engine" is one of the primary factors in generating strong investment results. This relationship with Vanguard will allow our firm to maintain its independence and continue to attract and retain highly qualified and dedicated investment professionals. In the future, it will only get more difficult for firms to grow and remain independent without strategic partners. From an investment standpoint, nothing changes for the fund: we will make all investment decisions. As we've demonstrated in the past, we remain firmly committed to our capacity limits, and to our growth philosophy."

"Our typical shareholder comes to us not for the service but for the performance. We do not have the resources to match the largest companies in the area of shareholder services. This move combines our performance with the great brand, investment options and services offered by The Vanguard Group. We believe this is a strategy other firms will contemplate as the market becomes more competitive," said Stephen Kneeley, President and Chief Operating Officer of Turner Investment Partners.

Under the proposed reorganization of TIP: Turner Growth Equity Fund, shareholders will be sent a proxy asking them to approve the reorganization into the Vanguard Growth Equity Fund. A special shareholder meeting will be scheduled for late May. If approved, the tax-free reorganization is expected to be completed in June. A preliminary proxy statement/prospectus describing the proposed transaction was filed today with the SEC. Shareholders will be mailed a copy of the definitive proxy statement/prospectus after it is reviewed by the SEC.

Shareholders should read the proxy statement/prospectus carefully when they receive it because it contains important information about the proposed reorganization. Shareholders can also obtain the proxy statement/prospectus and other information about the proposed reorganization for free from the SEC's website (www. sec.gov). In addition, shareholders can obtain a prospectus or other reports and information for free from Turner Investment Partners by calling 1-800-224-6312.

Turner Investment Partners manages over $8 billion in equity and fixed income assets in mutual funds and institutional separate accounts. As of February 29th, 2000, The Turner Funds are comprised of 7 equity and 3 fixed income funds and over $2 billion dollar in assets. More information on Turner, including its asset capacity study, is available from its website at http://www.turner-invest.com.

Headquartered in Valley Forge, Pennsylvania, The Vanguard Group is the nation's second largest mutual fund firm and a leading provider of company sponsored retirement plan services.

The Fund's distributor is SEI Investments Distribution Co, Oaks, PA. Mutual Fund investing involves risk, which includes possible loss of principal. Please read the prospectus for more information on the risks associated with investing in this fund. For a free prospectus, which contains more complete information including charges and expenses on the Turner Funds, including the Turner Growth Equity Fund, please call 1-800-224-6312. Please read the prospectus carefully before investing.



Contact:
Howard Monaghan
Hewes Communications
212-207-9453
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